Exhibit 99.1
Sumisho Air Lease Announces Second Quarter 2026 Results
Los Angeles, California, August 10, 2026 — Sumisho Air Lease announces financial results for the second quarter of 2026.
Second Quarter 2026 Results

The following table summarizes the operating results of Sumisho Air Lease Corporation (the "Company") for the period from April 8, 2026 through June 30, 2026 (Successor), April 1, 2026 through April 7, 2026 (Predecessor), the three month period ended June 30, 2025 (Predecessor), and for the combined Successor and Predecessor periods comprising the three months ended June 30, 2026 (in millions, except per share amounts and percentages). The comparability of our operating results for the Successor and Predecessor periods was impacted by the merger. Although U.S. GAAP requires that we report our results for the Predecessor period before the merger and the Successor period after the merger separately, our operating results for the three months ended June 30, 2026 are shown by combining the results of the Predecessor and Successor periods (“Non-GAAP Combined”) in order to compare to the same period in the prior year.

Operating Results

	Successor	Predecessor		Non-GAAP Combined	$ change 2026 vs. 2025	% change 2026 vs. 2025
	Period from April 8 - June 30,	Period from April 1 - April 7,	Three Months Ended June 30,	Three Months Ended June 30,
	2026	2026	2025	2026
Rental of flight equipment revenue	$559.0	$52.1	$678.7	$611.1	$(67.6)	(10.0)%
Gain on aircraft sales, trading and other	16.3	13.7	53.0	30.0	(23.0)	(43.4)%
Total Revenues	575.3	65.8	731.7	641.1	(90.6)	(12.4)%
Operating expenses	(584.3)	(45.6)	(589.1)	(629.9)	(40.8)	6.9%
Recoveries of Russian fleet write-off	—	—	344.0	—	(344.0)	—%
Income before taxes	(9.0)	20.2	486.6	11.2	(475.4)	(97.7)%
Net income attributable to common stockholders	$(18.8)	$26.0	$374.1	$7.2	$(366.9)	(98.1)%
Adjusted net income before income taxes(1)	$104.9	$21.5	$157.4	$126.4	$(31.0)	(19.7)%

Key Financial Ratios

	Successor	Predecessor
	Period from April 8 - June 30,	Period from April 1 - April 7,	Three Months Ended June 30,
	2026	2026	2025
Pre-tax margin	(1.6)%	30.7%	66.5%
Adjusted pre-tax margin(1)	18.2%	32.7%	21.5%
——————————————————————
(1) Adjusted net income before income taxes and adjusted pre-tax margin have been adjusted to exclude the effects of certain non-cash items and other items that we do not believe are indicative of our ongoing operations, such as retirement compensation, merger related costs, and recoveries related to our former Russian fleet. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•We ended the period with 488 aircraft in our owned fleet and over $30.5 billion in total assets.
•Sold nine aircraft during the Non-GAAP Combined three months ended June 30, 2026 for $423 million in sales proceeds.
•We have $5.1 billion of aircraft in our sales pipeline1, which includes approximately $5.1 billion in flight equipment held for sale and approximately $25.4 million of aircraft subject to letters of intent as of June 30, 2026. As of August 10, 2026, all of the aircraft in our sales pipeline were subject to binding agreements.
•In July 2026, we entered into unsecured term loans totaling $1.15 billion, consisting of a $650 million one-year term loan bearing interest at one-month Term SOFR plus 0.90% and a $500 million term loan maturing in December 2026 bearing interest at three-month Term SOFR plus 0.90%.
Financial Overview
Second Quarter 2026 vs. Second Quarter 2025
Our rental of flight equipment revenues for the Non-GAAP Combined three months ended June 30, 2026, decreased by approximately 10.0%, to $611.1 million, as compared to $678.7 million for the three months ended June 30, 2025. The decrease is primarily due to a lower weighted average net book value of our flight equipment subject to operating leases, resulting from the sale of our order book and continued sales activity, and a decrease in our end of lease revenue recognized. The net book value of our flight equipment subject to operating leases decreased to $23.9 billion as of June 30, 2026 from a net book value of $29.1 billion as of June 30, 2025. During the Non-GAAP Combined three months ended June 30, 2026, we recognized $2.7 million in end-of-lease revenue, as compared to $20.3 million recognized during the three months ended June 30, 2025.

Our gain on aircraft sales and trading and other income decreased to $30.1 million compared to $53.0 million for the three months ended June 30, 2025. The decrease was mainly driven by lower gains on aircraft sales due to the impact of acquisition accounting and lower management fee revenue due to a decrease in the number of managed aircraft from the prior year period. As a result of the application of the acquisition method of accounting, the carrying values of our flight equipment held for sale as of the date of the merger were adjusted to fair value. As a result, we did not record any gains on aircraft sales for the seven aircraft sold between the April 8, 2026 closing of the merger through June 30, 2026. During the Predecessor period from April 1, 2026 through April 7, 2026, we sold two aircraft to third parties resulting in $12.7 million in gains compared to $16.7 million in gains from the sale of four aircraft for the three months ended June 30, 2025. Sales proceeds for the nine aircraft sold during the Non-GAAP Combined three months ended June 30, 2026 were $423.2 million.

Excluding the $344.0 million insurance recovery related to our Russian fleet in the three months ended June 30, 2025, total operating expenses increased 6.9% to $630.0 million for the Non-GAAP Combined three months ended June 30, 2026, compared to $589.0 million in the prior-year period. The increase was primarily driven by $64.8 million of non-recurring merger-related expenses included in selling, general and administrative expenses, an increase in interest expense due to the amortization of fair value adjustments resulting from purchase accounting, and an increase in our composite cost of funds, partially offset by lower depreciation expense resulting from purchase accounting fair value adjustments to our fleet.

During the Non-GAAP Combined three months ended June 30, 2026, we reported a net income attributable to common stockholders of $7.2 million, compared to net income attributable to common stockholders of $374.1 million for the three months ended June 30, 2025. The year-over-year decline was primarily driven by the absence of the $344.0 million insurance recovery related to our Russian fleet recognized in the prior-year period, lower total revenues, as well as higher selling, general and administrative expenses and increased interest expense.

During the Non-GAAP Combined three months ended June 30, 2026, adjusted net income before income taxes decreased to $126.4 million from $157.4 million for the three months ended June 30, 2025. The decline was primarily driven by lower total revenues and an increase in interest expense due to the increase in our composite cost of funds.

1 Aircraft in our sales pipeline is as of June 30, 2026, and includes letters of intent and sale agreements signed through August 10, 2026.

Our Fleet
As of June 30, 2026, the net book value of our flight equipment subject to operating leases was $23.9 billion, compared to $29.1 billion as of December 31, 2025. On April 8, 2026, the carrying value of our flight equipment was adjusted to reflect the fair value adjustments recorded as part of the purchase price allocation in connection with the merger. In addition, during the Successor period from April 8, 2026 through June 30, 2026, approximately $4.5 billion of aircraft assets were reclassified to flight equipment held for sale, resulting in a corresponding decrease in the net book value of flight equipment subject to operating leases. As of June 30, 2026, we owned 488 aircraft in our aircraft portfolio, comprised of 350 narrowbody aircraft and 138 widebody aircraft, and we managed 38 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating leases as of June 30, 2026 was 4.8 years and 7.0 years, respectively. We had a globally diversified customer base comprised of 96 airlines in 50 countries as of June 30, 2026.

The following table summarizes the key portfolio metrics of our fleet as of June 30, 2026 and December 31, 2025:

	Successor		Predecessor
	June 30, 2026		December 31, 2025
Net book value of flight equipment subject to operating leases(1)	$23.9	billion	$29.1	billion
Weighted-average fleet age(2)	4.8 years		4.9 years
Weighted-average remaining lease term(2)	7.0 years		7.2 years

Owned fleet(3)	488		490
Managed fleet(4)	38		45
Aircraft on order(1)	—		218
Total	526		753

Current fleet contracted rentals	$16.4	billion	$19.6	billion
Committed fleet rentals(4)	$—		$9.3	billion
Total committed rentals	$16.4	billion	$28.9	billion

(1) On April 8, 2026, in connection with the closing of the merger, SMBC AC acquired our rights to the outstanding orderbook for undelivered aircraft and the committed fleet rentals for such aircraft have been subsequently transferred to SMBC AC. In addition, the carrying value of flight equipment subject to operating lease was adjusted to reflect purchase accounting fair value adjustments recorded as part of the purchase price allocation. For further discussion of the merger see Note 3 of the Notes to Consolidated Financial Statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q.
(2) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating leases.
(3) As of June 30, 2026 and December 31, 2025, our owned fleet count included 86 and 12 aircraft classified as flight equipment held for sale, respectively, and 17 and 16 aircraft classified as net investments in sales-type leases, respectively.

(4) Following the merger; however, certain services for these aircraft and leases are subserviced by SMBC AC.

The following table details the regional concentration of our flight equipment subject to operating leases:

	Successor	Predecessor
	June 30, 2026	December 31, 2025
Region	% of Net Book Value(1)	% of Net Book Value
Europe	39.5%	39.1%
Asia Pacific	35.9%	36.5%
Central America, South America, and Mexico	11.1%	10.7%
U.S. and Canada	7.4%	5.9%
The Middle East and Africa	6.1%	7.8%
Total	100.0%	100.0%

(1) On April 8, 2026, the carrying value of flight equipment was adjusted to reflect purchase accounting fair value adjustments recorded as part of the purchase price allocation. For further discussion of the merger see Note 3 of Notes to Consolidated Financial Statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q.

The following table details the composition of our owned fleet by aircraft type:

	Successor		Predecessor
	June 30, 2026		December 31, 2025
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	9	1.8%	8	1.6%
Airbus A220-300	34	7.0%	33	6.7%
Airbus A320-200	14	2.9%	17	3.5%
Airbus A320-200neo	20	4.1%	23	4.7%
Airbus A321-200	17	3.5%	17	3.5%
Airbus A321-200neo	110	22.5%	109	22.2%
Airbus A330-200(1)	13	2.7%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.7%	28	5.7%
Airbus A350-900	17	3.5%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-800	34	7.0%	38	7.8%
Boeing 737-8 MAX	76	15.6%	71	14.5%
Boeing 737-9 MAX	35	7.2%	35	7.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	23	4.7%	23	4.7%
Boeing 787-9	25	5.1%	26	5.3%
Boeing 787-10	18	3.7%	17	3.5%
Embraer E190	1	0.2%	1	0.2%
Total(2)	488	100.0%	490	100.0%

(1) As of each of June 30, 2026 and December 31, 2025, aircraft count includes three Airbus A330-200 aircraft classified as freighters.
(2) As of June 30, 2026 and December 31, 2025, our owned fleet count included 86 and 12 aircraft classified as flight equipment held for sale, respectively, and 17 and 16 aircraft classified as net investments in sales-type leases, respectively.

Debt Financing Activities
Our total debt financing, net of discounts and issuance costs was $20.0 billion and $19.7 billion as of June 30, 2026 and December 31, 2025. As of June 30, 2026, and December 31, 2025, 74.1% and 76.8% of our total debt financing was at a fixed rate, respectively and 99.2% and 97.5% was unsecured, respectively. Our composite cost of funds was 4.33% and 4.15% as of June 30, 2026 and December 31, 2025, respectively. We ended the quarter with total liquidity of $3.5 billion which was comprised of unrestricted cash of $368.6 million and approximately $3.1 billion in undrawn balances under our unsecured revolving credit facility
.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	Successor	Predecessor
	June 30, 2026	December 31, 2025
Unsecured
Senior unsecured securities	$15,019	$13,861
Term financings	4,222	3,847
Commercial paper	—	1,361
Revolving credit facility	400	—
Other revolving credit facilities	450	300
Total unsecured debt financing	20,091	19,369
Secured
Term financings	—	318
Export credit financing	168	175
Total secured debt financing	168	493

Total debt financing	20,259	19,862
Less: Debt discounts and issuance costs	(65)	(132)
Less: Fair value adjustment	(197)	—
Debt financing, net of discounts and issuance costs	$19,997	$19,730
Selected interest rates and ratios:
Composite interest rate(1)	4.33%	4.15%
Composite interest rate on fixed-rate debt(1)	4.15%	3.91%
Percentage of total debt at a fixed-rate	74.14%	76.85%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Sumisho Air Lease will host a conference call on August 10, 2026 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2026.
Investors can participate in the conference call by dialing 1 (833) 461-5787 domestic or 1 (585) 542-9983 international. The passcode for the call is 464 781 658.

The conference call will also be broadcast live through a link on the Investors page of the Sumisho Air Lease website at www.sumisho.aero. Materials presented during the conference call will also be posted on the Sumisho Air Lease website. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A transcript of the conference call will be available on the Investors page of the Sumisho Air Lease website for a period of 12 months following the conference call.

About Sumisho Air Lease
Sumisho Air Lease Corporation is a leading global aircraft leasing company acquired by Sumitomo Corporation, SMBC Aviation Capital, and investment vehicles affiliated with Apollo and Brookfield in April 2026. The company is principally engaged in leasing liquid and new technology aircraft to airlines throughout the world. Sumisho Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.sumisho.aero. Investors and potential investors are encouraged to consult Sumisho Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Sumisho Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@sumisho.aero

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@sumisho.aero

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our ability to access the capital and debt markets, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•we have a significant amount of indebtedness, requiring a substantial portion of our cash flows to be dedicated to debt service payments, and we will require significant capital to satisfy our outstanding debt obligations as they come due;
•despite our substantial indebtedness levels, we may still be able to incur significantly more debt, which could exacerbate the risks associated with our substantial debt;
•changes in our cost of borrowing or interest rate increases may adversely affect our net income and our ability to compete in the marketplace;
•any negative changes in our credit ratings may limit our ability to obtain financing or increase our borrowing costs;
•our senior unsecured securities will be effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness;
•the limited covenants applicable to our senior unsecured securities that may not provide protection against some events or developments that may affect our ability to repay such securities or the trading prices for such securities;
•we may be unable to generate sufficient returns on our aircraft investments which may have an adverse impact on our net income;
•failure to complete our planned aircraft sales could affect our net income and credit ratings may lead us to use alternative sources of liquidity;
•if our aircraft become obsolete or experience a decline in customer demand, our ability to lease and sell those aircraft and our results of operations may be negatively impacted and may result in impairment charges;
•potential conflicts of interest may arise from SMBC AC’s role as the exclusive servicer of our aircraft leased to non-U.S. airlines;
•after the merger, we no longer have an OEM orderbook, which may impact our ability to manage our aircraft portfolio and, if we are unable to obtain new and younger aircraft, it may increase our re-leasing risk and residual value risk;
•aircraft have limited economic useful lives and depreciate over time and we may be required to record an impairment charge or sell aircraft for a price less than its depreciated book value which may impact our financial results;
•we are dependent on the ability of our lessees to perform their payment and other obligations to us under our leases and their failure to do so may materially and adversely affect our financial results and cash flows;
•we may experience increased competition from other aircraft lessors which may impact our ability to execute our long-term strategy;
•our lessees may fail to adequately insure our aircraft or fulfill their indemnity obligations, or we may not be able to adequately insure our aircraft or insurers may not fulfill their policy obligations, which may result in increased costs and liabilities;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Factors Affecting Comparability of Financial Results

The merger was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, we have up to one year from the Effective Time to obtain the information necessary to finalize the fair values of the assets acquired and liabilities assumed. As of June 30, 2026, the purchase accounting allocation remained preliminary. The application of acquisition accounting resulted in certain adjustments that affect the comparability of our results of operations to those of our Predecessor, including changes in the carrying values of assets acquired and liabilities assumed and the related depreciation and amortization expense, as well transaction expenses associated with the merger. Refer to Note 3 Merger Transaction and Purchase Accounting, to the accompanying Notes to Consolidated Financial Statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for additional information regarding the preliminary allocation of consideration transferred to the assets acquired and liabilities assumed.

The comparability of our operating results for the period from April 8, 2026 through June 30, 2026 (Successor), January 1, 2026 through April 7, 2026 (Predecessor) and the three- and six-month periods ended June 30, 2025 (Predecessor) was impacted by the merger. Although U.S. GAAP requires that we report our results for the Predecessor period before the merger and the Successor period after the merger separately, our operating results for the three and six months ended June 30, 2026 are shown by combining the results of the Predecessor and Successor periods (“Non-GAAP Combined”) in order to compare to the same period in the prior year. The combined results for the three months ended June 30, 2026 represent the sum of the reported amounts for the Predecessor period from April 1, 2026 through April 7, 2026 and the Successor period from April 8, 2026 through June 30, 2026. The combined results for the six months ended June 30, 2026 represent the sum of the reported amounts for the Predecessor period from January 1, 2026 through April 7, 2026 and the Successor period from April 8, 2026 through June 30, 2026. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP because a different basis of accounting was used with respect to the financial results for the Predecessor as compared to the financial results of the Successor and have not been prepared as pro forma results under applicable regulations. The Non-GAAP Combined results do not reflect the actual results we would have achieved had the merger occurred at the beginning of fiscal 2026 and are not necessarily indicative of future results. Accordingly, the results for the combined three- and six-month periods ended June 30, 2026 (prepared on a Non-GAAP basis) and the three- and six-month periods ended June 30, 2025 (prepared on a GAAP basis) may not be comparable.

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share and par value amounts)

	Successor	Predecessor
	June 30, 2026	December 31, 2025

Assets
Cash and cash equivalents	$368,606	$466,410
Restricted cash	2,027	3,540
Flight equipment subject to operating leases	24,076,889	35,880,458
Less accumulated depreciation	(195,686)	(6,826,828)
	23,881,203	29,053,630
Net investment in sales-type leases	331,124	460,806
Deposits on flight equipment purchases	—	1,052,141
Flight equipment held for sale	5,113,570	529,016
Other assets	813,518	1,318,150
Total assets	$30,510,048	$32,883,693
Liabilities and Stockholders’ Equity
Accrued interest and other payables	$817,846	$1,012,345
Debt financing, net of discounts and issuance costs	19,996,779	19,730,129
Security deposits on flight equipment leases	403,233	622,556
Maintenance reserves on flight equipment leases	1,688,657	1,477,046
Rentals received in advance	128,670	143,631
Deferred tax liability	1,355,995	1,425,230
Total liabilities	$24,391,180	$24,410,937
Stockholders’ Equity
Preferred Stock, $0.01 par value; 1,000,000 shares and 50,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at June 30, 2026 and December 31, 2025.	$9	$9
Class A common stock, $0.01 par value; no shares and 500,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; no shares issued and outstanding (Successor) at June 30, 2026 and 112,035,408 shares issued and outstanding (Predecessor) at December 31, 2025.	—	1,120
Class B Non-Voting common stock, $0.01 par value; no shares and 10,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; no shares issued or outstanding at June 30, 2026 and December 31, 2025.	—	—
Class C common stock, $0.01 par value; 1,000 shares authorized and no shares authorized at June 30, 2026 and December 31, 2025, respectively; 200 shares issued and outstanding (Successor) at June 30, 2026 and no shares issued and outstanding (Predecessor) at December 31, 2025.	—	—
Paid-in capital	6,243,960	3,383,414
(Accumulated deficit)/Retained earnings	(141,007)	5,092,929
Accumulated other comprehensive income/(loss)	15,906	(4,716)
Total stockholders’ equity	$6,118,868	$8,472,756
Total liabilities and stockholders’ equity	$30,510,048	$32,883,693

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands)

The following tables present the Company’s operating results for the Successor period from April 8, 2026 through June 30, 2026, the Predecessor periods from April 1, 2026 through April 7, 2026 and January 1, 2026 through April 7, 2026, the non-GAAP combined three- and six-month periods ended June 30, 2026, and the Predecessor three- and six- month periods ended June 30, 2025 (in thousands, except per share amounts and percentages):

	Successor	Predecessor				Non-GAAP Combined	Non-GAAP Combined
	Period from April 8 - June 30,	Period from April 1 - April 7,	Three Months Ended June 30,	Period from January 1 - April 7,	Six Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,
	2026	2026	2025	2026	2025	2026	2026
Revenues and other income
Rental of flight equipment revenue
Lease rentals	$556,216	$51,147	$647,661	$717,822	$1,284,893	$607,363	$1,274,038
Maintenance rentals and other receipts	2,739	914	31,048	8,155	39,185	3,653	10,894
Total rental of flight equipment revenue	558,955	52,061	678,709	725,977	1,324,078	611,016	1,284,932
Gain on aircraft sales and trading and other income	16,317	13,743	52,987	79,050	145,900	30,060	95,367
Total revenues and other income	575,272	65,804	731,696	805,027	1,469,978	641,076	1,380,299

Expenses
Interest	215,231	16,112	209,087	217,956	417,661	231,343	433,187
Amortization of debt discounts and issuance costs	3,386	937	13,217	13,345	27,212	4,323	16,731
Amortization of fair value adjustments	30,596	—	—	—	—	30,596	30,596
Interest expense	249,213	17,049	222,304	231,301	444,873	266,262	480,514
Depreciation of flight equipment	195,906	23,953	304,288	333,736	603,307	219,859	529,642
Recoveries of Russian fleet write-off	—	—	(344,002)	—	(675,940)	—	—
Selling, general and administrative	105,927	4,261	49,851	64,452	109,199	110,188	170,379
Servicing fees	6,935	—	—	—	—	6,935	6,935
Stock-based compensation expense	26,299	309	12,674	5,405	30,290	26,608	31,704
Total expenses	584,280	45,572	245,115	634,894	511,729	629,852	1,219,174
(Loss) Income before taxes	(9,008)	20,232	486,581	170,133	958,249	11,224	161,125
Income tax benefit/(expense)	1,314	5,732	(101,414)	(18,274)	(197,249)	7,046	(16,960)
Net (loss)/income	$(7,694)	$25,964	$385,167	$151,859	$761,000	$18,270	$144,165
Preferred stock dividends	(11,081)	—	(11,081)	(11,081)	(22,163)	(11,081)	(22,162)
Net (loss)/income attributable to common stockholders	$(18,775)	$25,964	$374,086	$140,778	$738,837	$7,189	$122,003

Other financial data
Pre-tax margin	(1.6)%	30.7%	66.5%	21.1%	65.2%	1.8%	11.7%
Adjusted net income before income taxes(1)	$104,917	$21,529	$157,389	$186,908	$326,878	$126,446	$291,825
Adjusted pre-tax margin(1)	18.2%	32.7%	21.5%	23.2%	22.2%	19.7%	21.1%
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Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands)

(1) Adjusted net income before income taxes (defined as net (loss)/income attributable to common stockholders excluding the effects of certain non-cash items and other items that we do not believe are indicative of our ongoing operations, such as retirement compensation, merger related costs and recoveries related to our former Russian fleet, and certain other items) and adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net (loss)/income attributable to common stockholders and pre-tax margin, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes and adjusted pre-tax margin are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes and adjusted pre-tax margin to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, and other items that we do not believe are indicative of our ongoing operations. Adjusted net income before income taxes and adjusted pre-tax margin, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes and adjusted pre-tax margin do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes and adjusted pre-tax margin may differ from the adjusted net income before income taxes and adjusted pre-tax margin, or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Successor	Predecessor				Non-GAAP Combined	Non-GAAP Combined
	Period from April 8 - June 30,	Period from April 1 - April 7,	Three Months Ended June 30,	Period from January 1 - April 7,	Six Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,
	2026	2026	2025	2026	2025	2026	2026

Reconciliation of the numerator for adjusted pre-tax margin (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):
Net (loss)/income attributable to common stockholders	$(18,775)	$25,964	$374,086	$140,778	$738,837	$7,189	$122,003
Amortization of debt discounts and issuance costs	3,386	937	13,217	13,345	27,212	4,323	16,731
Amortization of fair value adjustments	30,596	—	—	—	—	30,596	30,596
Recoveries of Russian fleet write-off	—	—	(344,002)	—	(675,940)	—	—
Stock-based compensation expense	26,299	309	12,674	5,405	30,290	26,608	31,704
Retirement compensation expense	—	—	—	—	9,230	—	—
Merger related costs	64,725	51	—	9,106	—	64,776	73,831
Income tax (benefit)/expense	(1,314)	(5,732)	101,414	18,274	197,249	(7,046)	16,960
Adjusted net income before income taxes	$104,917	$21,529	$157,389	$186,908	$326,878	$126,446	$291,825

Denominator for adjusted pre-tax margin:
Total revenues	$575,272	$65,804	$731,696	$805,027	$1,469,978	$641,076	$1,380,299
Adjusted pre-tax margin(a)	18.2%	32.7%	21.5%	23.2%	22.2%	19.7%	21.1%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Successor	Predecessor
	Period from April 8 - June 30,	Period from January 1 - April 7,	Six Months Ended June 30,
	2026	2026	2025

Operating Activities
Net (loss)/income	$(7,694)	$151,859	$761,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	195,906	333,736	603,307
Recoveries of Russian fleet write-off	—	—	(675,940)
Stock-based compensation expense	—	5,405	30,290
Deferred taxes	(20,701)	19,055	196,546
Amortization of prepaid lease costs and lease intangibles	915	22,717	45,444
Amortization of discounts and debt issuance costs and fair value adjustments	33,982	13,345	27,212
Foreign currency remeasurement (gain)/loss on sales-type leases	4,985	2,392	(20,630)
Gain on aircraft sales, trading and other activity	(3,692)	(66,478)	(89,164)
Changes in operating assets and liabilities:
Other assets	(167,213)	42,422	36,527
Accrued interest and other payables	89,867	(20,594)	(50,026)
Rentals received in advance	8,030	(22,991)	(2,609)
Net cash provided by operating activities	134,385	480,868	861,957
Investing Activities
Acquisition of a business	(11,138,440)	—	—
Proceeds from orderbook transfer	1,461,079	—	—
Acquisition of flight equipment	—	(609,308)	(1,203,893)
Payments for deposits on flight equipment purchases	—	(240,996)	(736,721)
Proceeds from aircraft sales, trading and other activity	282,786	293,703	475,937
Proceeds from settlement of insurance claims	—	—	611,728
Acquisition of aircraft furnishings, equipment and other assets	(15,844)	(61,736)	(119,419)
Net cash used in investing activities	(9,410,419)	(618,337)	(972,368)
Financing Activities
Merger-related distribution to Parent	(44,112)	—	—
Equity contributions from investors	5,404,613	—	—
Buyer transaction costs	(120,534)	—	—
Cash dividends paid on Class A common stock	—	(49,319)	(49,090)
Cash dividends paid on preferred stock	(11,081)	(11,081)	(22,163)
Tax withholdings on stock-based compensation	—	(15,952)	(12,302)
Net change in unsecured revolving facilities	850,000	2,700,000	230,000
Net change in commercial paper balance	(510,000)	(851,400)	936,000
Proceeds from debt financings	4,965,965	100,000	433,074
Payments in reduction of debt financings	(1,385,124)	(1,861,354)	(1,633,343)
Debt issuance costs	(37,689)	(49)	(4,490)
Security deposits and maintenance reserve receipts	83,511	124,815	226,887
Security deposits and maintenance reserve disbursements	(1,810)	(15,213)	(11,264)
Net cash provided by financing activities	9,193,739	120,447	93,309
Net decrease in cash	(82,295)	(17,022)	(17,102)
Cash, cash equivalents and restricted cash at beginning of period	452,928	469,950	476,104
Cash, cash equivalents and restricted cash at end of period	$370,633	$452,928	$459,002

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Successor	Predecessor
	Period from April 8 - June 30,	Period from January 1 - April 7,	Six Months Ended June 30,
	2026	2026	2025
	(unaudited)	(unaudited)
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $12,210 and $19,409 for the period from January 1, 2026 through April 7, 2026 and the six months ended June 30, 2025, respectively	$173,679	$252,781	$474,743
Cash paid for income taxes	$248,415	$2,143	$2,209
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$116	$234,843	$495,801
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$4,534,982	$628,925	$140,253
Transfer of flight equipment to investment in sales-type lease	$—	$21,674	$33,778
Cash dividends declared on Class A common stock, not yet paid	$—	$—	$24,588